Exhibit 99.1
PRESS RELEASE
EVERGREEN SOLAR AND SILPRO ANNOUNCE POLYSILICON SUPPLY AGREEMENT
Marlboro, Massachusetts, December 13, 2007 — Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, announced today that it has signed a ten-year polysilicon supply agreement with Silicium de Provence S.A.S. (“Silpro”) with shipments beginning in mid 2010.
“With the Silpro agreement, we now have contracts for 100% of the silicon that we need to meet our previously stated cumulative sales goal of over 1 gigawatt of solar panels from 2008 to 2012 including over 500 megawatts of sales in 2012,” said Richard M. Feldt, Chairman, President and Chief Executive Officer of Evergreen Solar. “At less than 5 grams per watt today, we believe we are the clear industry leader in efficient polysilicon usage. Our new Quad wafer technology should enable us to further reduce our silicon usage to approximately 2.5 grams per watt over the next few years.”
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
About Silicium de Provence S.A.S.
Using proven technology, Silpro is dedicated to the production of highly pure silicon for the solar power industry. Located in Saint Auban, France, Silpro’s initial capacity will total approximately 4,000 metric tons starting in 2010. Long term, Silpro’s capacity is expected to double to approximately 8,000 metric tons.
Silpro is owned by SOL Holding (a joint venture formed between Econcern and SOLON), Photon Power Industries (a wholly owned subsidiary of Photon Power Technologies) and Norsun.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to: the Company’s ability to achieve its sales goals, the Company’s ability to design, construct, open and commence operation of new facilities as scheduled and at the expected cost, the Company’s ability to use its Quad technology platform and realize its yield, efficiency and silicon usage potential, and the Company’s expectations regarding the market penetration and growth of its technologies. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance; the market for solar power products is emerging and rapidly developing and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company may not have sufficient specialized silicon available to it based on general shortages in the availability of such silicon or the failure of the Company’s suppliers to fulfill their obligations under existing silicon supply agreements. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission — including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007, as amended on Form 10-K/A on April 30, 2007, the Form S-3 filed with the SEC on May 16, 2007, and the Quarterly Report on Form 10-Q filed with the SEC on November 8, 2007 (copies of which may be obtained at the SEC s website at: http://www.sec.gov) — could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow, 508-357-2221 x3244
Chief Financial Officer
investors@evergreensolar.com
SOURCE: Evergreen Solar, Inc.